Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS 6% INCREASE IN FIRST QUARTER 2009

DILUTED EPS TO $0.68. ALL RESEARCH UNITS ACHIEVE ORGANIC SALES GROWTH.

FULL YEAR 2009 GUIDANCE REAFFIRMED; DILUTED EPS EXPECTED TO EXCEED

REPORTED EPS FOR 2008 OF $2.65.

St. Louis, MO, April 23, 2009 – Sigma-Aldrich Corporation, a leading Life Science and High Technology company, reported that its first quarter 2009 diluted EPS grew by 6% to $0.68 from $0.64 in the first quarter of 2008.

Reported sales for the first quarter of 2009 were $519 million, a decline of 9% from the first quarter of 2008. Excluding a 10% currency impact, first quarter sales grew organically by 1% from a year ago. Organic sales for the Company’s Research business grew over 3%, with individual business unit growth ranging from 2% to 7%, driven largely by moderate to strong growth in sales in Europe and CAPLA (Canada, Asia Pacific and Latin America) to customers in academia, the pharmaceutical industry and in government. Organic sales for SAFC, the Company’s Specialty Fine Chemicals business, declined 5% in Q1 2009 as stable sales to U.S. customers were offset by sales declines to custom pharmaceutical and hi-tech customers in international markets. Quarterly comparisons and a reconciliation of reported to adjusted (organic) sales growth are on page 7.

Pretax and net income margins in the first quarter 2009 increased by 180 and 150 basis points, respectively. This performance reflects proactive steps taken by management that provided benefits from strategic pricing actions, global supply chain activities and lower S,G&A costs. These benefits, together with reduced interest costs and a lower effective tax rate, collectively offset the adverse currency impact on earnings in the quarter. Excluding the negative impact of currency, EPS would have been $0.81 in the first quarter of 2009. A reconciliation of proforma to reported EPS is on page 8.

Free cash flow for the first quarter of 2009 was $86 million, a 22% increase when compared to the same period a year ago. This increase in cash flow was primarily due to lower levels of working capital. A reconciliation of net cash provided by operating activities to free cash flow is on page 8.

Management reaffirmed its full year 2009 organic sales expectation for growth in a low single digit range. This expected sales growth results from new product launches and our global sales initiatives. Some of the results achieved in the first quarter from these activities were:

•	Increased sales through the Company’s award winning web site to 44% of worldwide Research-based sales in the first quarter of 2009 from 42% in Q4 2008.

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Realized a 7% organic increase in research based sales in the CAPLA countries, exclusive of a currency impact of 11% that reduced reported sales by 4% from the prior year. Sales in the Company’s focus markets of China, India and Brazil collectively grew by 17% organically in Q1 2009 over the prior year level.

•	Achieved a 16% increase in SAFC’s booked orders for future delivery at March 31, 2009 from the December 31, 2008 level to a new all time high.

•	Expanded the offering of products and services, with the announcement of at least one new product group or service each week in the quarter.

•	Launched a new web portal to assist researchers engaged in advanced stem cell research.

2009 Outlook on Sales Growth and EPS:

•

Demand for Sigma-Aldrich’s products, particularly from the pharmaceutical and hi-tech industries, is expected to continue to reflect the uncertainty in these markets. New program launches, global sales initiatives and a contribution from the New Ventures initiative are expected to enable the Company to achieve low single digit organic sales growth in 2009. Currency is expected to reduce otherwise reportable growth in 2009 by approximately 8% if exchange rates remain at current levels.

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The negative impact of currency on EPS in 2009 is expected to be about $0.50 if exchange rates remain at current levels. Consistent with its first quarter performance, the Company expects to offset this currency impact through continuation of its efforts in supply chain optimization and other operational process improvements. Based on these sales expectations, continuation of the cost improvement efforts, lower interest rates, and current exchange rates, we expect to report 2009 diluted EPS slightly above the $2.65 reported for 2008.

CEO’s STATEMENT:

Commenting on first quarter 2009 performance and full year 2009 expectations, President and CEO Jai Nagarkatti said: “We are very pleased with our performance in the first quarter of 2009 and our ability to improve our profitability even with the challenges of current market conditions and the headwind from currency. We fully believe that the life science and high technology markets we serve will rebound and that we can take market share with the new activities we have added for 2009 through 2011 to continue the differentiation that has been key to our success.”

Nagarkatti continued, “We believe we can achieve similar performance for all of 2009 under similar challenging market conditions. We have continued to invest in our new initiatives that are aimed at enabling us to achieve above-market rate organic sales growth and enhance that through contributions from technology acquisitions and our innovation efforts.”

OTHER INFORMATION:

Cash Flow and Debt: Cash flow from operations for Q1 2009 was $114 million compared to $89 million for 2008. This improvement was largely due to a lower level of cash required for working capital. This cash flow enabled the Company to repay $74 million in short term debt, invest $28 million in property, plant and equipment additions and return $18 million to shareholders through a 12% increase in the 2009 quarterly dividend. The Company’s debt to capital ratio was reduced to 31.3% at March 31, 2009 from 34.6% at December 31, 2008. The Company has not experienced any problem in placing its short-term debt in the current credit market environment.

Share Repurchase:

Another 0.2 million shares were acquired in the first quarter of 2009 at an average share price of $36.05. There were 122.1 million shares outstanding at March 31, 2009. The Company has 7.5 million remaining authorized shares for purchase, but the timing and number of shares purchased, if any, depends upon market conditions and other factors.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,800 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on page 8 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2009 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2009. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management reports both GAAP and adjusted sales and income and comparisons to reflect what it believes are ongoing and/or comparable operating results excluding currency impacts. Management excludes this item in judging its historical performance and in assessing its expected future performance. Management also uses free cash flow (defined on page 6), a non-GAAP measure, to judge its performance and ability to pursue opportunities that enhance shareholder value. Management believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “2009 Outlook on Sales Growth and EPS”, “CEO’s Statement” and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves.

Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) declining global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 9- Income Taxes- to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2008, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (12) other changes in the business environment in which the Company operates, and (13) the outcome of the matters described in Note 10-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2008. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2008. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31,
	2009	2008
Net sales	$519.3	$569.6
Cost of products sold	250.7	277.4

Gross profit	268.6	292.2
Selling, general and administrative expenses	127.2	147.7
Research and development expenses	15.7	15.9

Operating income	125.7	128.6
Interest, net	2.9	4.2

Income before income taxes	122.8	124.4
Provision for income taxes	38.4	39.9

Net income	$84.4	$84.5

Net income per share - Basic	$0.69	$0.65

Net income per share - Diluted	$0.68	$0.64

Weighted average number of shares outstanding - Basic	122.1	129.2

Weighted average number of shares outstanding - Diluted	123.3	131.9

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$226.8	$251.8
Accounts receivable, net	297.6	269.8
Inventories	648.5	661.8
Deferred taxes	51.5	45.9
Other current assets	57.1	79.9

Total current assets	1,281.5	1,309.2

Property, plant and equipment, net	655.0	660.4
Goodwill, net	383.7	388.3
Intangibles, net	117.8	120.6
Other assets	79.3	78.0

Total assets	$2,517.3	$2,556.5

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$434.8	$528.8
Accounts payable	120.6	114.6
Accrued payroll and payroll taxes	47.7	58.6
Accrued income taxes	69.5	41.1
Other current liabilities	65.0	50.8

Total current liabilities	737.6	793.9

Long-term debt	200.0	200.1
Post-retirement benefits	39.9	39.5
Deferred taxes	22.6	18.6
Other liabilities	125.1	125.2

Total liabilities	1,125.2	1,177.3

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	136.3	133.0
Common stock in treasury	(1,940.4)	(1,935.3)
Retained earnings	3,021.1	2,954.4
Accumulated other comprehensive income	(26.7)	25.3

Total stockholders’ equity	1,392.1	1,379.2

Total liabilities and stockholders’ equity	$2,517.3	$2,556.5

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$84.4	$84.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22.5	25.3
Deferred income taxes	0.5	(7.3)
Stock-based compensation expense	3.4	6.0
Other	(0.8)	0.2
Changes in assets and liabilities:
Increase in accounts receivable	(39.8)	(42.7)
Increase in inventories	(5.4)	(9.4)
Increase/(decrease) in accounts payable	6.7	(19.9)
Increase in accrued income taxes	31.0	36.7
Other	11.6	15.8

Net cash provided by operating activities	114.1	89.2

Cash flows from investing activities:
Property, plant and equipment additions	(28.2)	(18.9)
Proceeds from sale of property, plant and equipment	2.0	—
Acquisitions of businesses, net of cash acquired	(1.9)	—
Other, net	(0.7)	1.1

Net cash used in investing activities	(28.8)	(17.8)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(73.9)	50.0
Repayment of long-term debt	(6.9)	(90.0)
Payment of dividends	(17.7)	(16.7)
Treasury stock purchases	(7.2)	(47.3)
Exercise of stock options	1.9	9.3
Excess tax benefits from stock-based payments	0.4	3.1

Net cash used in financing activities	(103.4)	(91.6)

Effect of exchange rate changes on cash	(6.9)	9.0

Net change in cash and cash equivalents	(25.0)	(11.2)
Cash and cash equivalents at January 1	251.8	237.6

Cash and cash equivalents at March 31	$226.8	$226.4

Free cash flow(1)	$85.9	$70.3

(1)	Net cash provided by operating activities less property, plant and equipment additions.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended March 31, 2009
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	(4.0)%	(11.1)%	7.1%
Research Specialties	(8.3)%	(10.5)%	2.2%
Research Biotech	(7.1)%	(9.0)%	1.9%

Research Chemicals	(6.9)%	(10.3)%	3.4%
SAFC	(13.9)%	(8.6)%	(5.3)%

Total	(8.8)%	(9.8)%	1.0%

Business Unit Sales

(in millions)

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Total 2008
Research Essentials	$110.1	$109.4	$103.8	$97.6	$420.9
Research Specialties	213.3	214.5	206.3	190.0	824.1
Research Biotech	88.7	86.4	80.0	77.1	332.2

Research Chemicals	412.1	410.3	390.1	364.7	1,577.2
SAFC	157.5	170.4	150.5	145.1	623.5

Total Customer Sales	$569.6	$580.7	$540.6	$509.8	$2,200.7

First Quarter 2009
Research Essentials	$105.7
Research Specialties	195.6
Research Biotech	82.4

Research Chemicals	383.7
SAFC	135.6

Total Customer Sales	$519.3

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share

	Three Months Ended March 31,		Three Months Ended March 31,
	2009	2008	2009	2008
Proforma net income before currency impact	$100.6	$84.5	$0.81	$0.64
Currency impact	(16.2)	—	(0.13)	—

Total reported net income	$84.4	$84.5	$0.68	$0.64

Income Statement Ratios

	Three Months Ended March 31,
	2009	2008
Gross profit	51.7%	51.3%
S,G&A expenses	24.5%	25.9%
Operating income	24.2%	22.6%
Pretax income	23.6%	21.8%
Net Income	16.3%	14.8%

Effective tax rate	31.3%	32.1%

Reconciliation of Free Cash Flow
	Three Months Ended March 31,
	2009	2008
Net cash provided by operating activities	$114.1	$89.2
Less: Property, plant and equipment additions	(28.2)	(18.9)

Free cash flow	$85.9	$70.3